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                     July 8, 2020

       Rachel Glaser
       Chief Financial Officer
       Etsy, Inc.
       117 Adams Street
       Brooklyn, NY 11201

                                                        Re: Etsy, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-36911

       Dear Ms. Glaser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Kathleen McCabe